elategroup

elatemoving

Irresistible Quality of Moving & Storage

Filed Pursuant to Rule 433
Registration No. 333-264073
Relating to Preliminary Prospectus Dated 12/9/22

Issuer Free Writing Prospectus

January 2023

Presenting Today



Kevin Britt

President, CEO, Chairman of the Board

Founded Elate Moving in 2013. Spearheaded growth, profitability, and acquisition of premier customers.

Fluent in eight languages: English, Spanish, French, German, Italian, Russian, Japanese, and his native Ukrainian.

Served as Translator/Interpreter and Language Instructor in U.S. & Europe. Real estate agent for **Lincoln Square Realty**.

Investment Advisor, Fordham Financial Management.

Master's Degree in Translation & Interpretation, Kiev Taras Shevchenko National University.

Master's Degree in International Finance, Kiev Institute of International Relations.

Certificate in Finance & Economics, Internship at **European Central Bank** & **Frankfurt Stock Exchange**, Goethe University, Germany.

Immigrated from Ukraine in 2004, naturalized U.S. citizen in 2009.



Garry Lowenthal

Chief Financial Officer, Director

25+ years' experience in senior operations and financial management at public and private U.S. companies.

Previously, EVP, CFO and director of Fision Corp. (OTCQB: FSSN). Helped lead growth from inception to 65,000+ enterprise users across 27 countries, including **Ameriprise Financial, SAP, IHG & OTIS.**

Master's Degree, Taxation & Finance; BA, Accounting, Univ. of Minnesota.

Certified Management Consultant, Institute of Management Consultants USA.

Financial Executives International (FEI) Member. Former president, board member and chairman of FEI committee on Finance & IT.

Began career at two of the Big Four accounting firms: **Deloitte** and **PwC** (PricewaterhouseCoopers), three years at each.

Important Cautions, Notices & Disclaimers

The Company makes no representation or warranty, express or implied, as to the fairness, accuracy, completeness or correctness of this presentation. The accompanying information, documents and material presented or distributed during this presentation (the 'Presentation") have been prepared by Elate Group, Inc. (the 'Company') solely for information purposes and do not constitute an offer to sell, or a recommendation or solicitation of an offer to subscribe for or purchase, any securities and nothing contained herein shall form the basis of any contract or commitment whatsoever. This Presentation is strictly confidential and may not be copied, distributed, published or reproduced or disclosed, in whole or in part, to any other person.

By accessing this Presentation, each recipient is deemed to represent that it (i) has read and will comply with the contents of this notice, (ii) will maintain absolute confidentiality regarding this Presentation and the information disclosed in these materials, and (iii) either (a) is, or acting on behalf of, a qualified institutional buyer (within the meaning of Rule 144A under the U.S. Securities Act of 1933, as amended (the 'Securities Act")) or (b) is an accredited investor within the meaning of Rule 506 under the Securities Act, and is a sophisticated investor who possesses sufficient investment expertise to understand the risks involved in the offering. The Company makes no representation or warranty, express or implied, as to the fairness, accuracy, completeness or correctness of the information, opinions, estimates, forecasts or projections presented or contained in this Presentation, and nothing in this Presentation is, or shall be relied upon as, a promise or representation by the Company, and the Company shall not have any responsibility or liability whatsoever (in negligence or otherwise) for any loss or damage howsoever arising from this Presentation or its content or otherwise in connection therewith. Certain data contained in this Presentation was obtained from various industry or other external sources, and neither the Company, any underwriter, nor any of their respective affiliates, advisers or representatives, have verified this data with independent sources.

The information contained in this Presentation should be considered in the context of the circumstances prevailing at the time and has not been, and will not be, updated to reflect material developments which may occur after the date of the Presentation. You acknowledge and agree that the Company, the underwriters, their respective subsidiaries, affiliated companies, employees and/or agents have no responsibility or liability (express or implied) whatsoever and howsoever arising (including, without limitation for any claim, proceedings, action, suits, losses, expenses, damages or costs) which may be brought against or suffered by any person as a result of acting in reliance upon the whole or any part of the contents of this Presentation and neither the Company, the underwriters, their respective subsidiaries or affiliated companies nor their respective employees, advisers, representatives or agents accepts any liability for any error, omission or misstatement, negligent or otherwise, in this Presentation and any liability in respect of the Presentation or any inaccuracy therein or omission therefrom which might otherwise arise is hereby expressly disclaimed.

Certain statements contained in this Presentation may be statements of the Company's beliefs, plans and expectations about the future and other forward-looking statements that are based on management's current expectations or beliefs as well as a number of assumptions about the Company's operations, future development plans, growth prospects, market conditions, and factors beyond the Company's control or third party sources and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statements. Forward-looking statements contained in this Presentation regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Each of the Company, the underwriters and their affiliates expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on forward-looking statements, which speak only as of the date of this Presentation. Accordingly, the Company, the underwriters and their respective subsidiaries, affiliates, advisers and representatives make no representation as to the accuracy or completeness of that data, and this data involves risks and uncertainties and is subject to change based on various factors.

The information contained in this Presentation is not to be taken as a recommendation made by the Company, the underwriters or any other person to enter into any agreement with regard to any investment. You will be solely responsible for your own assessment of the market and the market position of the Company, and you will conduct your own analysis and be solely responsible for forming your own view of the potential future performance of the business of the Company. Any decision to purchase securities in any offering of securities of the Company should be made solely on the basis of information contained in a final registration statement in relation to such an offering.

BY PARTICIPATING IN THIS PRESENTATION OR BY ACCEPTING ANY COPY OF THE SLIDES PRESENTED, YOU AGREE TO BE BOUND BY THE FOREGOING LIMITATIONS. This presentation is made pursuant to Rule 163B under the Securities Act and is intended solely for investors that are either qualified institutional buyers or institutions that are accredited investors (as such terms are defined under Securities and Exchange Commission rules) solely for the purpose of determining whether such investors might have an interest in a securities offering contemplated by us. Any such offering of securities will only be made by means of a registration statement (including a prospectus) filed with the Securities and Exchange Commission, after such registration statement becomes effective. No such registration statement has become effective as of the date of this presentation. This presentation shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. In the event we conduct an offering, before you invest, you should read the prospectus in the registration statement and other documents we file with the Securities and Exchange Commission for more complete information about us and the offering. When available, you may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at http://www.sec.gov.

This presentation is not intended for any commercial purpose but strictly for educational or informational purposes only. Please note that some photographs and images appearing in this presentation are not necessarily those of the Company or accurate representations of its products or operations, but may be stock images, third-party operations, product mock-ups, and/or may have been edited for competitive or confidentiality reasons. All third-party images are used for non-commercial, illustrative and educational 'fair use' purposes only. All images and trademarks remain the property of their respective owners.

Statement Regarding Free Writing Prospectus

This free writing prospectus relates to the proposed initial public offering of Common Units (each consisting of one share of Class A common stock and one warrant to purchase one share of Class A common stock) and Pre-funded Units (each consisting of a Pre-funded warrant to purchase one share of Class A common stock and one warrant to purchase one share of Class A common stock) of Elate Group, Inc., which are being registered on a registration statement on Form S-1 (File No. 333-264073) (the "Registration Statement"). This free writing prospectus should be read together with the preliminary prospectus dated December 9, 2022, included in the Registration Statement (the "Preliminary Prospectus"), which can be accessed at:

https://www.sec.gov/Archives/edgar/data/1885493/000109690622002944/elate_s1a.htm.

We have filed a Registration Statement, including the Preliminary Prospectus, with the SEC with respect to the offering of our securities to which this communication relates. The Registration Statement has not yet become effective. before you invest, you should read the Preliminary Prospectus (including the risk factors described therein) and, when available, the final prospectus relating to the offering, as well as any other documents filed with the SEC, for more complete information about us and the offering.

You may obtain these documents, including the Preliminary Prospectus, for free by visiting the SEC's EDGAR website at www.sec.gov/edgar/browse/?CIK=1885493.

Alternatively, the Company or the underwriter for the offering may arrange to send you the Preliminary Prospectus and, when available, the final prospectus and/or any supplements thereto, if you contact Aegis Capital Corp., Attention: Syndicate Department, 810 7th Avenue, 18th Floor, New York, NY 10019, or by email at syndicate@aegiscap.com or by telephone at (212) 813-1010.

Elate Moving – Who We Are

- **Growing** provider of **high-touch, concierge** moving, transportation & storage services.
- **Founded in 2013**, headquartered in NYC.
- **Focused on high-end residential & fine art,** plus commercial and government relocations.
- **Strong growth**, high margin industry.
- **27** full-time and **5** part-time employees (highly-trained, high-retention). Minimal contractors.
- **$5.0M** in revenues and **$1.1M** in net income in 2021, with gross margin of **53.3%.**
- Healthy balance sheet.


elatemoving
high end level of
packing and moving services
elatemoving

Initial Public Offering Summary

elategroup

Issuer	Elate Group, Inc.
Exchange/Ticker	We have applied to list on the Nasdaq Capital Market under the tickers "**ELGP**" for our Class A common stock and "**ELGPW**" for our tradable warrants.
Transaction Size	1,333,334 Common Units (each consisting of one share of Class A common stock and two Warrants, each Warrant exercisable to purchase one share of Class A common stock). The Number of Common Units will be reduced on a one-for-one basis for any Pre-funded Units (each consisting of a Pre-funded Warrant to purchase one share of Class A common stock at an exercise price of $0.001 and two Warrants, each Warrant exercisable to purchase one share of Class A common stock) sold in this offering.
Over-Allotment Option	Up to 200,000 additional shares of Class A common Stock and/or Pre-funded Warrants, and/or up to 400,000 additional Warrants
Price Range, estimated	$5.25- $7.25 per unit
Underwriters	Aegis Capital Corp. - Sole Bookrunning Manager
Common Stock Currently Outstanding	5,250,000 shares of common stock (consisting of 3,750,000 shares of Class A common stock and 1,500,000 shares of Class B common stock)
Use of Proceeds	• General corporate purposes, including working capital. • Expansion of current service lines into additional states and enlarging cross-border services into Canada. • Entry into, development and enhancement of the storage facility segment, including potential acquisitions of existing facilities. • Repayment of non-related party indebtedness. • Increasing vehicle fleet and other tooling.

Please see Preliminary Prospectus for Complete Details

Use of IPO Proceeds by Allocation

elategroup




Entry, Development & Enhancement of Storage Facility Segment
33%
General Corporate Purposes, Including Working Capital
28%
Expansion to Additional States, Enlarging Services to Canada
21%
Increase Vehicle Fleet, Other Tooling
15%
Debt Reduction
3%







We Specialize in High-Profile Residential Relocations

elategroup

- **Our specialty is high-end residential moving & storage** for more the affluent clientele seeking a ***'white glove'*** experience.
- We define ***'high-end residential'*** as houses or apartments valued at **$5 million-plus.**
- While not all of our business involves high-end engagements, we have moved some of the most highly valued homes in the country, included those owned by:
  - **A-list celebrities**
  - **Sports stars**
  - **Wall Street moguls**
  - **Government dignitaries**

*~**82%** of Our Business is Residential.*

Our Highest Value Home Move to Date. *Completed September 2021.*







NEW YORK POST

APRIL 7, 2022

The Hamptons' most expensive home is asking $175M

By Zachary Kussin August 17, 2017 | 1:25pm

A sprawling Southhampton estate has hit the market for a whopping $175 million, The Post has learned — and its sky-high asking price not only makes it the priciest listing on the tony East End, but also across all of New York state.

- **The Hamptons, NY "Most Expensive Home," valued at $175M.**[1] Originally built for the Ford Family.
- **20,000 sf.:** 12 bedrooms, 14 baths. Filled with **priceless art and precious furnishings.**
- **$40,000** initial project value. Plus, temporary concierge storage with storage units provided by our storage partner.
- **Elate was referred by client's neighbors & friends** as having the **best reputation** for such moves.

1) New York Post, August 2017

Our Second Highest Value Home Move to Date. *Completed October 2020.*







- **Most Expensive Home in Greenwich, Connecticut, valued at $144 Million** (per Zillow).
- **$50,000** project. Plus, ongoing concierge storage services being provided by our storage partner.
- **Elate referred by real estate partner**, who endorsed us as having best capabilities and track record for such moves.

Marque Commercial Client Relocations

elategroup



Elate's growing reputation for quality service has attracted a growing number of marquee commercial and government clients (state & federal).

These clients also represent strong referral sources.

Our Teamster's membership also supports our commercial business.

New York Teamsters Union Member

Commercial Relocation Examples

charles SCHWAB

$18K Relocation
Feb. 2014

FOUR SEASONS

$200K Relocation
Dec. 2019

THE JAMES HOTELS

$70K Relocation
May 2019

TRUMP HOTELS

$93K Relocation
May 2019.

UOVO

$120K Relocation of entire art storage inventory from old to new flagship, state-of-the-art storage facility, Oct. 2020.

Commercial Case Study

Jan. 2020 Completed

NYSIF



New York State Insurance Fund Offices

Hauppauge NY

- **New York State Insurance Fund**, New York's largest workers' compensation & disability benefits carrier.
- Needed to move offices from Hauppauge to Binghamton, NY (234 miles).
- Discovered Elate via Google, then verified Elate with its strong references.
- 2-month project valued at ~**$360,000.**
- Required **50 truckloads** to complete relocation.

~18% of Our Business is Commercial & Governmental

Major Government Agency Engagements

elategroup

GSA
U.S. General Services Administration

U.S. Social Security Administration

DEA

U.S. General Services Administration (GSA) IDIQ Contract *(Indefinite Delivery/Indefinite Quantity).*

We have relocated **10 offices for U.S. Social Security Administration and Drug Enforcement Administration** (DEA).

These moves aggregate value: **~$60,000.**

GSA CHAMP* Approval received 2-22-22

- Can now bid on federal employee & military personnel moving & storage.
- **75+** federal agencies use **CHAMP**.
- **Mover needs audited financials** to qualify, which eliminates most competitors.

NEW YORK STATE OF OPPORTUNITY.

Office of General Services

5-Year Contract with New York State Office of General Services. Thru 2024 w/ automatic 3-year extension.

State must send Elate all relocation RFPs (request for proposals). Most competitive bid among three firms wins the contract.

Since 2018, Elate has been contracted to move **2-3 relocations on average per month** for various state agencies.

Worth **$1.2 million+** in revenues over this period.

Includes moving NY State DMV offices in Dec. 2021 for **$260,000**.

UNITED STATES MILITARY ACADEMY WEST POINT

Conducted four relocations for the United States Military Academy ("West Point") from 2016 to 2019.

Valued at **~$190,000** in total.

UNITED NATIONS

Approved vendor for the United Nations (U.N.).

Relocated 15+ U.N. employees and two U.N. ambassadors over the last three years.

*CHAMP - Centralized Household Goods Traffic Management Program. Stat source here.

Industry Partner Support

elategroup

Westy Self Storage — Celebrating 30 Years

Portfolio of storage facilities span tri-state area: eight in New York, six in Connecticut, three in New Jersey.

Relationship:

- **10-year relationship:** Provides storage space for Elate's concierge storage customers. Contracted per storage unit used.
- Elate receives 3 to 4 customer referrals from Westy per each storage referral customer Elate gives Westy. No referral fees paid.
- During 2020-2021, Elate referrals to Westy resulted in customers renting **2,500+** Westy self-storage units.

Sotheby's International Realty

25,000 sales associates located in 1,000+ offices in 77 countries and territories worldwide. Firm's brokers & clients benefit from association with **Sotheby's Auction House.**

Relationship:

- Associates engage Elate for moves related to house staging. Contracted per job.
- They also provide relocation customer referrals to Elate and receive a referral fee.

kw Keller Williams

World's largest real estate technology franchise: 1,100+ offices and 200,000+ associates. No. 1 in U.S. units and sales volume.

Relationship:

- Associates engage Elate for moves related to house staging. Contracted per job.
- They also provide relocation customer referrals to Elate and receive a referral fee.

Penske

Penske Truck Leasing Co. serves customers across the Americas, Europe, Asia, and Australia with a fleet of more than 300,000 vehicles.

Relationship:

- Provides truck rentals that augment existing fleet during peak demand periods.
- Trucks also used for one-way long-distance moves.
- Commercial account provides high-availability & support.

We Address a Large, Growing Market

elategroup

- Moving services industry projected to reach **$22.5 billion by 2026 @ 5% CAGR** 2021-2026.[1]
- **Elevated housing activity** driving nationwide demand for moving and storage services.
- **Minimal competition and growing demand at high-end of the market** in regions we serve.
- **Highly-fragmented market** creates opportunities for favorable acquisitions, seizing market share.
- **No other known public *'pure play'*** in our space.



U.S. Moving Services Market Growth[1]
$ billions
Special Handling & Warehousing 23%
Commercial 16%
Residential 61%
COVID-19 Impact
5% CAGR 2021-2026
$16.8B
$17.0B
$17.8B
$18.1B
$17.0B
$17.6B
$18.6B
$19.5B
$20.5B
$21.5B
$22.5B
16
17
18
19
20
21P
22P
23P
24P
25P
26P

1) Berkshire Select's AnythingResearch Moving Services in the U.S. Report, Dec. 2021.

Self-Storage Market Growth

elategroup

$44.5B

Self-Storage Industry **by 2024.**

Up **9%** from 2020[1]

10.6%

U.S. Households Leased a Self-Storage Unit in 2020.

Up from **6%** in 1996[2]

50,000+

Self-Storage Facilities in U.S.

Up by 1,000 from 2020[3]

~$12.7B

Record Level of Self-Storage M&A Deals in 2021. Up **323%** y/y.[4]

U.S. Self Storage Market



$40.7B
$44.5B
2.2% CAGR
2020
2024

Source: IBISWorld: Storage & Warehouse Leasing in US – Industry Outlook (2019-2024) Report.

1) IBISWorld: Storage & Warehouse Leasing in the US – Industry Outlook (2019-2024) Report.
2) SSA Self Storage Demand Study 2020 and The Growth of Self Storage: Market for Improved Visibility.
3) 2022 Self Storage Almanac.
4) MJ Partners Self Storage Market Overview – Fourth Quarter and Full Year 2021 Results – Includes wholly-owned property acquisitions and joint venture acquisitions

Strong Macro Drivers for Moving & Storage

elategroup



elatemoving



elatemoving
888.753.8813
www.elatemoving.com

Moving Industry Drivers

- **Increased mass migrations** to less densely populated, lower crime, and lower tax areas of the country.[1]
- **Growing number of retiring baby boomers** downsizing homes and want ***'white-glove'*** services to handle relocation of precious items & fine art.
- **New ability to leave cities and work remotely** due to tech innovation (Zoom, Cloud-based apps, etc.).
- **However, now an increase in moves back to NYC** (one of our prime markets) vs. pre-pandemic.[2]

1) United Van Lines 45thAnnual National Movers Study, January 2022
2) Bloomberg, June 9, 2022





Storage Industry Drivers

- Baby Boomers and Millennials **inheriting estates and family heirlooms**, needing extra storage.
- Baby Boomers retiring and **downsizing homes.**
- **Home & office relocations** often need temporary storage.
- Growing demand for specialized storage, for **fine art, wine, and precious items**.[1]
- **Increasing availability for personalized, on-call storage services** accessible via **online & mobile**.

1) New York Times, Nov. 2018

How We Go-to-Market



We adhere to the **highest standards in delivering full-service, <u>end-to-end</u> concierge relocation services** for our residential, commercial and government clients.

Dedicated professional staff with **5+ years** average moving and storage experience.

Full 'White Glove' Service
Disassembly, packing, unpacking, re-set up, and storage.

Wall & Ceiling Fixtures Removal & Reinstallation
TVs, artwork, lighting (i.e., chandeliers) and other fixtures.

Disassembly & Reassembly
Gym, Playground, and Office Equipment.

Custom Crating w/Proprietary System
Moving high-value fine art using proprietary techniques that ensure safety & protection.

Detailed Inventory & Tagging
Supports Insurance Protection, peace-of-mind.

Fine Art & Antiques Transport & Storage
Specialized care, handling and storage.

Express Delivery
Guaranteed time frames: local, nationwide, and Canada.

Same truck, same team at both locations.

Professional Cleaning
At both origin and destination.

Includes item donation drop-off or disposal.

Carpentry & Furniture Restoration & Repair
Performed by skilled in-house repairmen & woodworkers.

Concierge Storage
On demand service to and from storage.

Temporary or long-term. Any time, No limitations.

Current Concierge Storage Business

- **We currently partner with Westy Self-Storage** and other self-storage operators to provide concierge storage services.
- **10-20** Elate customers in any given month are on this program.
- Generated **8%** ($420,000) of total revenue in 2021.

We believe this level of storage activity supports our plans to establish <u>our own</u> concierge self-storage facilities.

Current Concierge Storage Service Example

- Elate rents a 100-sf. self-storage space on behalf of a client.
- Costs **~$350**/mo; Elate charges client **~$395**/mo.
- Gross margins: ~15% (depending on rentable unit sf.)
- For pickup or retrieval from storage, we charge **additional (higher margin) fees** for same or next-day service.
- **For temporary storage** (< mo.), may use our 5,000-sf. warehouse in Brooklyn, NY.

Westy Self Storage
Celebrating 30 Years









Westy serves as our model for the high level of customer experience we plan to offer our customers with our own planned concierge self-storage locations.

Our Local & National Service Areas

National Moves In & Between Any State or Canada



Guaranteed Move Times
NYC, CT, NJ to:
LA, SF, Seattle or Vancouver: 4-5 days
Colorado: 3-4 days
Texas: 3 days
Chicago: 2 days
Florida: 2 days

Our NYC Hub Supports Local Moves within a Five-Hour Drive Radius



Boston, MA
Greenwich, CT
Southampton, NY
Woodcliff Lake, NJ
New York, NY
Philadelphia, PA
Washington DC
Our Eastern Metro Local Service Area Served by our NYC Hub*

*An Elate "Hub" is a sales office and truck depot that can service a five-hour drive radius.

How We Are Different

Selection of Our Main Competitors

Comparison developed in-house, based on competitor quote information provided to Elate and from online sources.

	elatemoving	Local Residential			Long Distance / Nationwide		
		Flat-rate Moving	Roadway Moving	Oz Moving	United Mayflower	Flat-rate Moving	Atlas
High Quality Service.	✓	✓	✓	✓	–	✓	–
High-end art Handling & Relocation.	✓	✓	✓	–	–	✓	–
Last Minute Availability	✓	–	–	–	–	–	–
Guaranteed next day delivery from NYC, CT or NJ to Toronto, Ottawa or Montreal	✓	–	–	–	–	–	–
Always Same Truck, Same Team at Both Locations	✓	–	–	–	–	–	–
High-Touch, White-Glove Concierge Moving & Storage	✓	–	–	–	–	–	–
Broad Multi-lingual Support. English, Spanish, French, German, Italian, Russian, Ukrainian, Japanese,	✓	–	–	–	–	–	–
GSA **General Services Administration (GSA) CHAMP* Approved.** Moving federal employees/military personnel. Requires audited financials.	✓	–	–	–	✓	–	✓

*CHAMP = Centralized Household Goods Traffic Management Program

We Are Not Aware of Any Direct Competitor Offering Such a High-Level of Concierge Moving Services

Other Ways We Are Different

High Online Ratings from Satisfied Customers


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Other Key Way We Are Different

Our Proprietary System & Specialized Approach for Precious/High-Value Items

elategroup

- We have developed an **exclusive/proprietary packing and moving system** for high-end artwork and furniture.
- Custom crating for each piece of precious art by our **in-house skilled carpenters.**
- Managed by highly-experienced, trained staff for relocating **high-value items.**
- Helps ensures no breakage or damage during transport.
- Also enables **easy, worry-free long-term storage.**


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Future Growth Drivers

- We plan to grow our core moving business profitably.
- Where we invest, we expect to drive strong return on capital and increasing stakeholder value.
- We believe our competitive strengths support the successful execution of these future growth drivers:

Geographic Expansion

Expand Concierge Self-Storage by Establishing Own Storage Facilities

Strategic Acquisitions

Commercial & Government Market Expansion

New Technology Implementation

Advertising & Referrals

Let's drill down on some of these in the following slides....

Future Growth Drivers
Geographic Expansion

- Significant opportunity to grow our business and expand our market share as **people continue to move out of high-tax, high-crime cities** to more favorable locations.
- **Plan to add operational hubs** in other major metropolitan areas across North America. (See map to right.)
- **Supported by adding new sales, marketing & customer service capabilities to our website & develop new mobile app that will:**
  - **Allow us to act as brokers for other moving companies,** particularly where we do not yet have hubs or trucks available.
  - **Establish localized online presence** in 100 largest U.S. cities and metro areas in Canada.
  - **Increase moves to countries beyond Canada:** add marketing and support for international customers.
- Plan to increase current 13-truck fleet with **additional 13-15 trucks** over next year.

Planned Near-Term Hub Expansion



New York, NY
Los Angeles
Phoenix, AZ
Austin, TX
Current Hub
Planned Hubs (per IPO use of proceeds)

An Elate "Hub" is a sales office and truck depot that can service a five-hour drive radius.

Future Growth Drivers

Establish Our Own Storage Facilities

- We plan to establish **2-3 self-storage facilities** over next few years.
- **Purchase existing building** and convert to storage (if zoning permits) or **build new.**
- **Use standard commercial mortgage financing.** Could use firms we've identified that specialize in self-storage facility financing.
- **Target locations:**
  - Initially The Hamptons and Westchester County.
  - Other select locations along the East Coast.
  - Eventually major metropolitan areas nationwide, i.e., near our planned hubs in **CA, AZ** and **TX.**
- Anticipate selection, construction or renovation to potentially begin at our first site this year (2023), then **opening in 2024.**
- Based upon trends in our current storage business and industry at-large, goal would be to reach **80%-90% capacity** in each new facility **within two years of opening.**



Example Interior



Exterior Artist Rendering

Planned Storage Facility Features

- Short to long term storage of luxury or precious items, such as **fine art, statues, chandeliers, furniture, valuable records** and similar high-value items.
- State-of-the-art controls, security and monitoring.
- 24/7 access and monitored security.
- Climate controlled units to protect high-value items.
- Some units especially designed for wine storage & artwork (special climate controls and remote monitoring)
- RFID tagging for inventory control & management.
- **Concierge services:** same-day storage/retrieval on demand via online or mobile app.

We See Our Concierge Self-Storage Business Becoming a Strong Growth Driver Over Time

Future Growth Drivers

Concierge Self-Storage Model

elategroup

Two Approaches to Development

New Construction

- Buy 200,000-sf. parcel of land
- Build 3-story, 70,000-sf. storage facility.
- Use commercial mortgage financing.
- Land cost: ~ $5 million, est.
- Construction: $65-$75 per sf., ~$15M total, est.
- Estimated time to market: **2 years.**

Purchase & Renovate

- Buy existing 70,000 - 100,000-sf. facility.
- Use commercial mortgage financing.
- Renovate/expand to our specifications.
- Cost per facility: $8M - $15M.
- Estimated time to Market: **12 months.**

Concierge Self-Storage Financial Model Example

	Assumptions
Two Elate-Owned Concierge Self-Storage Facilities	**200,000-sf.** in total storage space across both facilities (70% rentable = 140,000-sf.)
Units per Facility	**1,000-1,500** climate-controlled units each. Some designed for wine storage and artwork = higher-margin.
Rent per Square Foot	**$4 per sf. on average** — in line with other premium self-storage providers, but can vary per market.
Occupancy	**80%-90%** (current industry peer average is above 94%)
Storage Revenue (Two Facilities)	**$6.1M annually** (storage-only, excludes additional associated concierge service fees)
Add Truck Rentals For customers who prefer to move themselves or with our assistance using a rented truck.	**500 to 600** truck rentals annually **= $2M to $3M** in additional annual revenue over time.
Revenue from Two Facilities w/Truck Rental	**Total $8.1M - $9.1M Annually** (potentially)
Gross Margin	**Anticipate in line with our relocation services, currently at ~72%.** Compares to our current concierge self-storage services using third party facilities at **~15%.**

Future Growth Drivers

Strategic Acquisitions

elategroup

- **The Moving & Storage Industry is largely fragmented, creating abundant opportunities** for growth and regional expansion through strategic acquisitions.
- **We believe our status as a public company** will provide certain advantages as we pursue strategic acquisitions:
  - Greater access to capital
  - Better ability to utilize our equity for purchases.

50,523 Self-Storage Facilities Across the U.S.


~80%
non-REIT owned
~71% owned by independent ("mom & pop") operators
5.5%
Public Storage
3.9%
Extra Space Storage
2.5%
CUBESMART
2.0%
LifeStorage
3.6%
U-HAUL
2.1%
NATIONAL STORAGE

Only ~20% controlled by the Top Six publicly-traded self-storage companies.
(5 REITs + U-HAUL)

High Market Fragmentation = Abundant Acquisition Opportunities

Source: SpareFoot StorageBeat U.S. Self-Storage Industry Statistics and 2022 Self Storage Almanac.

$12.7B

Record Level of Self-Storage M&As in 2021 — up **323%** y/y.[1]

126

Transportation & Logistics Industry M&A Deals in 2021— up **42%** y/y.[2]

1) MJ Partners Self Storage Market Overview – Fourth Quarter and Full Year 2021 Results – Includes wholly-owned property acquisitions and joint venture acquisitions; 2) BKD Capital Advisors

Future Growth Drivers

Commercial & Government Segment Expansion

elategroup

- **Given our growing record of large moves for commercial and government customers**, we plan to grow this segment of our business.
- **Currently hiring sales staff dedicated** to developing and servicing this segment.
- **Membership in New York Teamsters Union** provides certain advantages as we pursue commercial & government projects in New York and other states.
- **Fully licensed with several state governments** in the U.S. and in Ontario, Canada. Plan to add additional states as we grow.
- **Recently GSA CHAMP* Approved**
  - **One of only 11 moving companies** approved nationwide.
  - Allows us to bid on federal employee/military personnel moving & extended storage.
  - Includes high-margin **international** moves.
  - **75+** U.S. federal agencies use CHAMP.

NY Teamsters Union



Licensed in U.S. & Canada

FMCSA Federal Motor Carrier Safety Administration

New York State of Opportunity | Department of Transportation

GSA

Ontario Ministry of Transportation

NJDCA

dcra

DCA Community Affairs

PA PUC

MA DPU

CTDOT

*CHAMP - Centralized Household Goods Traffic Management Program

Future Growth Drivers
Technology

Implement new technology to help us take greater advantage of our customer relationships and scale our business.

- Currently deploying a new **customer relationship management software system** that will provide **engagement analytics.**

- **Planning a mobile-responsive web app & native mobile app as the new *"UBER for Moving & Storage:"***
  - Interactive system designed to help customers and us to more easily & efficiently evaluate new relocation & storage projects.
  - Help customers **manage their self-storage items**, schedule concierge pickups and deliveries to/from storage.
  - Enable '***touchless transactions***; (increasingly important in post-COVID world).

- **Planning to implement Radio Frequency Identification** (RFID) tagging to insure appropriate tracking and inventory control.

Current Elate Moving Website


Irresistible Quality of Moving Service
To get your MOVE PRICE please provide us details for your move.
It's Free and takes only 30 seconds!
Get Quote
FINE ART
STORAGE

RFID Tag Example



Planned Web App/Mobile App Mockup


elatemoving
Irresistible Quality of Moving
When would you like your pickup?
Select a move size
XS
$59
S
$79
M
$149
L
$188
XL
$227
C

High-Margin, Profitable Annual Revenue Growth

elategroup

Annual Revenue Growth

- **Record $5.0 million** in revenue in 2021.
- **17.2%** compounded annual growth rate (CAGR) 2019 - 2021.
- **Revenue increased 58% in 2020**: partly due to COVID-19 driving a surge in relocations and changes in the way people work.
- **Growth slowed in 2021 due to more Covid-related cancelations vs. 2020:**

  Less than 9 mo. of lockdowns in our service area in 2020 vs. 12 mo. in 2021.
- **Grew revenue in 2021 by 2% to record level** despite these cancelations.

High Gross Margin

- **Expanded** from **51.8%** in 2019 to **53.3%** in 2021 due to more favorable mix of higher-end and commercial moves.

Positive Net Income

- **$1.1M in 2021.** Strong cash generation; although lower vs. 2020 primarily due to Covid-related cancelations and IPO preparation related costs.

Q3 2022

- **Revenue:** $1.7M, up slightly from Q3 2021
- **Gross profit:** $792K vs. $900K in Q3 2021
- **Net Income** $51K vs. $446K in Q3-21. Lower due to **non-cash** stock-based compensation of $328K in Q3-22 versus none in Q3-21. Also, additional professional fees (accounting/legal) in Q3-22 for IPO preparation.


Annual Financial Performance
$ millions
$3.1M
$1.6M
51.8%
$0.4M
$4.9M
$3.1M
64.2%
$1.5M
$5.0M
$2.7M
53.3%
$1.1M
17.2% Revenue CAGR
2019
2020
2021
Revenue
Gross Profit
Net Income

See Appendix for full financial tables.

Healthy Balance Sheet

elategroup

Maintained healthy cash levels with low 3rd party debt over last several periods.

Cash & Equivalents:

- **$1.4M at September 30, 2022 vs.**
  - $866,922 at Dec. 31, 2021
  - $376,803 at Dec. 21, 2020
- Cash levels have been sufficient to support growth of our existing core business.

Minimum 3rd Party Debt at low interest rate:

- $90K Covid-19 Economic Injury Disaster Loan @ 3.75% interest.
- $180K BoA Truck Loan @ 3.55% interest.

All Related-Party Debt Paid-Off in Full:

- $970K in promissory notes issued in October 2021 to stockholders & founders, Kevin & Julia Britt, for a deferred tax liability was paid off from strong cash flow on Nov. 14, 2022 (subsequent to third-quarter end).



Cash & Equivalents and Total Assets
Cash & Equivalents
Total Assets
$209K
$0.7M
$377K
$1.0M
$867K
$1.8M
$1.4M
$2.6M
FY2019
FY2020
FY2021
Q3 2022

Consolidated Balance Sheet (Condensed)	Quarter Ended Sept. 30, 2022	Year Ended Dec. 31, 2021	Dec. 31, 2020	Dec. 31, 2019
Cash & Cash Equivalents	$ 1,443,892	$ 866,922	$ 376,803	$ 209,149
Total Assets	**$ 2,561,314**	**$ 1,799,089**	**$ 996,588**	**$ 663,196**
Current Liabilities	1,504,887	1,268,772	114,417	58,560
Long Term Liabilities	313,055	193,700	133,610	-
Total Liabilities	1,817,942	1,462,472	248,027	58,560
Total Stockholders' Equity	743,372	336,617	748,561	604,636
Total Liabilities & Stockholders' Equity	**$ 2,561,314**	**$ 1,799,089**	**$ 996,588**	**$ 663,196**

See Appendix for full financial tables.

Near-Term Goals

- **NASDAQ IPO** (Q1 2023)
  - Growth & expansion capital.
  - Public vehicle for M&A.
  - Attract top management & employee talent.
  - Enhance prestige and confidence with high-end residential, and commercial & government customers.
- **Scale up sales, marketing & new hires** (Q1 2023).
- **Begin construction or renovation** of new concierge self-storage facility (2023).
- **Three new operating hubs** in Arizona, California, and Texas metro areas (2023-2024).

Planned Near-Term Hub Expansion


New York, NY
Los Angeles
Phoenix, AZ
Austin, TX
Current Hub
Planned Hubs (per IPO use of proceeds)

Launch Self-Storage Facilities



Launch Enhanced Website


Irresistible Quality of Moving Service
To get your MOVE PRICE please provide us details for your move. It's Free and takes only 30 seconds!

Launch New Mobile App


elatemoving
Irresistible Quality of Moving

RFID Tag Deployment



Key Takeaways

- **Growing provider of high-touch, concierge moving, transportation & storage services.**
- **High-end** residential and fine art, and large-scale commercial and government relocations.
- **Diversified revenue streams:** moving, storage, and ancillary services for residential, commercial and government customers.
- **Scalable business model** with high gross margins.
- **Healthy** balance sheet.
- **High employee retention**; limited use of contractors.
- **Strong-growth** industry.
- **Aggressive growth strategy** has driven strong topline and bottom-line results.


elatemoving
high end level of
packing and moving services

Thank you!


elatemoving
elatemoving
888.753.8813
www.elatemoving.com

Contact Us

Company Contact
The Elate Group, Inc.
Kevin Britt, CEO
212.920.4450 Ext. 100
kbritt@elatemoving.com

Investor Contact
Ron Both
Capital Market Access, LLC
949.432.7556
Elate@cma.team

Media Contact
Tim Randall
Capital Market Access, LLC
949.432.7572
Elate@cma.team

Headquarters
Elate Group, Inc.
305 Broadway 7th Floor
New York, NY 10007
www.elatemoving.com

Appendix


elatemoving
888.753.8813
www.elatemoving.com
LANE CLOSED MERGE LEFT

Public Peer Comparative Valuation

Truckload Carriers & Self Storage Providers

Elate's Publicly-Traded Peers

In terms the combination of concierge moving and storage services, Elate has no known publicly-traded peers.

The closest comparative companies listed in this table operate in either the transport or self-storage industry.

While there are publicly-traded self-storage companies, there are no known publicly-traded moving companies or companies that offer a combination of these services.

No known public storage companies provide concierge-level storage service.

As such, Elate would be considered a unique, ***pure-play public company*** in the concierge moving and storage space.

Company	Description	Ticker	Share Price @12/1/22	Market Cap ($M)	Revenue ttm ($M)	Net Income ttm ($M)	P/E
J.B. Hunt Transport Services	Top surface transportation companies in N. America by revenue.	JBHT	$177.02	18,928	14,661	1,010	18.7
C.H. Robinson Worldwide	Non-asset-based third-party logistics provider focused on domestic freight brokerage.	CHRW	$98.07	11,626	26,132	1,074	10.8
Amerco	Rents trucks to household movers.	UHAL	$59.38	13,084	5,903	1,054	12.4
Landstar System	Asset-light third-party logistics provider focused on over-the-road truck transportation.	LSTR	$172.56	6,176	7,710	451	13.7
Schneider National	Among largest U.S. full-truckload carriers, including for-hire and dedicated operations.	SNDR	$25.28	4,614	6,618	482	9.6
Werner Enterprises	Top 5 full-truckload carriers by revenue. Fleet of 7,800 tractors.	WERN	$42.92	2,782	3,194	258	10.8
Heartland Express	Nationwide asset-based transportation services in dry van truckload market.	HTLD	$16.42	1,311	761	138	9.5
Extra Space Storage	1,800+ self-storge properties in 38 states.	EXR	$153.10	21,434	1,884	925	23.2
Public Storage	2,600+ self-storage facilities in 39 states.	PSA	$290.11	51,898	4,091	4,556	11.4
National Storage Affiliates Trust	1,000+ self storage properties in 40 states & Puerto Rico. ~65M rentable square feet	NSA	$37.96	3,613	774	98	36.9
CubeSmart	387 self-storage facilities in 26 states.	CUBE	$39.53	9,297	973	255	36.5
Life Storage	1,000+ self-storage properties in 35 states.	LSI	$102.66	9,029	993	338	26.7
Global Self Storage	13 self-storage properties across eight states	SELF	$5.04	56	12	3	18.7
						Average P/E	18.4x

VS

elategroup	$19.4M IPO Valuation @ 18.4x P/E	$5.0M	$1.1M 2021

Industry Investment and M&A Transaction Activity

About Elate's Peer Group

In terms of its moving and concierge storage services, Elate is anticipated to not have any known direct or competitive peers as a publicly-traded company.

All of the peers listed in this chart are or were privately-held (that is, before being acquired).

Some offer potentially competing services, but not direct in terms of high-touch concierge self-storage and moving.

To our knowledge, we have never bided for projects against any of these companies.

Elate is expected to be unique, ***public company pure-play*** in the moving and storage space.

Industry Peer		Focus	Most Recent Transaction	Last Valuation
ziroom	**Ziroom**	Cleaning, moving & maintenance services.	**Founders sold stake to SoftBank** Investment Advisers for $500M, Mar. 2020.	**$5,000M**
PODS Moving & Storage	**PODS Enterprises**	Moving and storage services for residential & commercial.	**Dividend recapitalization**, Mar. 2021.	**$1,000M**
Clutter	**Clutter**	On-demand storage & moving services.	**Raised $20M** in debt financing .	**$600M**
ALLIED	**Allied Van Lines**	Relocation and logistics services.	**Merged** with North American Van Lines to form Allied Worldwide.	**$450M**
ROC RELOCATIONS	**ROC Relocations**	Commercial relocations, packing and unpacking.	**Acquired** by Restore Document Management (LSE:RST) for $160M, May-12.	**$256M**
Bellhop	**Bellhop**	On-demand moving services.	**Raised additional ~$34M** of Series C venture funding from Bienville Capital.	**$210M**
northAmerican.	**North American Van Lines**	Relocation and logistics: corporate, long distance and residential.	**Merged** with Allied Van Lines to form Sirva (formerly Allied Worldwide) in 1999.	**$200M**
MakeSpace	**MakeSpace**	Storage services intended to store and retrieve belongings on-demand.	**Raised $55M** in Series E venture funding in deal led by Iron Mountain (US), May 2020.	**$156M**
Cory Since 1934	**Cory 1st Choice Home Delivery**	Home delivery services of big and bulky products.	**Acquired** by J.B. Hunt Transport Services (NAS: JBHT) for $100M, February 2019.	**$100M**
WRIDGWAYS	**Wridgways**	Specialized logistic services intended for furniture removal and packaging.	**Acquired** by The Santa Fe Group for AUD 89.6 million, Dec. 2010.	**$90M**
Boxbee	**Boxbee**	On-demand storage box delivery software designed for logistically complex operations	**Acquired** by Iron Mountain and Corovan in 2016 for an undisclosed amount.	**$19M**
shyft	**Shyft**	Fintech-powered marketplace modernizing commerce for the global moving industry.	**Raised $15 million** in a Series A funding round in 2020.	**$15M**
SIRVA	**Sirva**	Packing and moving services for private and corporate clients across Europe.	Moving Operations of Sirva **acquired** by Team Relocations for $10M, March 2007.	**$10M**
2 COLLEGE BROTHERS	**2 College Brothers**	Moving services using "fit college guys."	**Acquired** by Smarter Moving Solutions for an undisclosed amount in October 2013.	N/A
			Average Valuation	**$624M**

Management Team

elategroup



Kevin Britt

Co-Founder, President, CEO, Chairman

Founded Elate Moving in 2013. Spearheaded growth, profitability, and acquisition of premier customers.

Proficient in the simultaneous translation and interpretation of six languages: **English, French German, Spanish and Japanese** and his native **Ukrainian**. Also, speaks **Italian and Russian.**

Former licensed investment advisor at Fordham Financial Management, responsible for investment strategies, portfolio and account management, risk assessment and financial modeling. **(Series 7 & 66).**

Previously licensed real estate sales agent at **Lincoln Square Realty.**

Served as translator/interpreter and private instructor for five languages in the U.S. and Europe.

Master's degree in translation and interpretation from Kiev Taras Shevchenko National University (English, French German, Spanish and Japanese).

Masters in International Finance, Kiev Institute of International Relations

Goethe University, Germany. Certificate in Finance and Economics, including Internship at the European Central Bank and Frankfurt Stock Exchange.

Became naturalized U.S. citizen in 2009.



Garry Lowenthal

Chief Financial Officer, Director

25+ years' experience in senior operations and finance management positions with both public and private companies.

Manages the company's financial planning and budget as well as the preparation of all financial reporting.

Provides leadership, direction and management of the finance and accounting team.

Previously, EVP & CFO of Fision Corporation (OTCQB: FSSN): helped lead growth from inception to **65,000+** enterprise users in 27 countries. Included Ameriprise Financial, SAP, IHG and Otis.

Master's degree in taxation and finance from University of Minnesota. Bachelor's degree in Accounting, University of Minnesota, Carlson School of Management.

Member of Financial Executives International (FEI), and former president, board member and chairman of FEI's Committee on Finance and Information Technology.

Certified Management Consultant from the institute of Management Consultants USA.

Board member of Kiwanis International.

Began career at two of the Big Four accounting firms: Deloitte and PwC (three years at each).



Julia Britt

Co-Founder, Chief Accounting Officer

13+ years' experience in accounting and financial planning.

Manages day-to-day business affairs for Elate, including identifying the firm's short-term and long-term goals and strategies.

Oversees financial affairs and prepares monthly, quarterly and annual profit and loss statements.

Monitors cash flow and analyzes the financial wellbeing of the company.

Former bookkeeper for Desly International where she managed the company's financial activities, including creating P&L statements, reconciling and balancing accounts, compiling statistical reports for management and ensuring compliance with annual audits.

Masters in Accounting and Audit from Kyiv National Economic University.

Completed certificate accounting courses at Columbia University, New York.

Became naturalized U.S. citizen in 2009.



Mykola (Nicholas) Melnyk

Head of Sales, Elate Moving

10+ years' experience in operations, sales and customer service.

Develops and executes cross-functional strategic initiatives to scale operations and increase company profits.

Analyzes marketing channels to identify opportunities to improve customer acquisition costs.

Earlier served as Elate's senior operations manager.

Former customs clearance specialist at Exim Brok, where he led the development of key relationships with Customs Service and other state agencies.

Chernivtsi & Economics College of Kyiv National Trade & Economics University, earning degrees in Finance and Management.

We Plan to Expand Our Team with Talent & Experience That Supports Our Various Growth Initiatives

Board of Directors



Kevin Britt
Co-Founder, President, CEO, Chairman



Garry Lowenthal
Chief Financial Officer, Director



Andre Peschong
Independent Director

25+ years of Senior Management, Business Development & Capital Markets Experience

Structured, negotiated and completed $550 million+ in corporate financings; led M&A transactions totaling **$500 million+** in enterprise value.

Co-founded Bridgewater Capital in 1995, which provides strategic advisory, capital formation, and business development for public and private companies across a range of industries. As managing director, spearheaded transition of numerous companies from private to public, **generating more than half a billion dollars in shareholder value.**

As chief strategy officer of ConversionPoint Technologies, an e-Commerce technology company, **led $44 million buyout** of its two divisions by a major private equity firm and public company.

Serves on board of Oxygen Plus, first consumer-friendly recreational oxygen company. Also, services on board of **Empatho Holdings (CSE: EMPH),** publicly-traded provider of AI-powered self-help app.

Strategic advisor to EV Dynamics, global manufacturer of new energy vehicles.. Advisory board member for a London-based international banking firm, advising its clients on M&As, joint ventures and divestitures.

Earlier, co-managed three investment funds and served as CEO of a consumer products company.

Noted expert in investing and economic trends. Authored or quoted in articles on angel investing and economy published in Forbes, Businessweek, NY Times, U.S. News, The Street, MarketWatch and Seeking Alpha.

BA studies in Economics, International Business, College of Marin. **Holds Series 7 & Series 63 licenses** in good standing.

Our Board Expansion Plan

- Our current board of three members with one serving as an independent director satisfies SEC and Nasdaq initial listing requirements.
- We believe that as a public company we will be in a stronger position to attract high-quality and experienced directors.
- Post-IPO, we plan to expand our board, adding complementary experience & backgrounds, and meet Nasdaq ongoing listing requirements within the first 90 days.
- **Several candidates have already been identified and have indicated their interest in joining our board.**

Growth Drivers & Strategies

Referrals & Advertising

- Plan to drive organic growth by leveraging our existing customer and partner relationships and the **strong referrals** they can provide, as well as through our advertising efforts.
- Referrals from real estate agents, residential building concierges, resident managers, and home organizers.
- Customer acquisition from online digital advertising (Google AdWords & social media tools and direct mail.
- Plan to increase budget for advertising over next year.
- Given historical results, we anticipate an **increase of $750,000 - $1 million in advertising expenditures will result in a 50% - 70% increase in moving revenue.**
- Anticipate similar results for our concierge storage business as it develops.


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Corporate Structure


ELATE GROUP, INC.
(Delaware Corporation)
ELATE MOVING LLC
(Delaware limited liability company)
Wholly-owned Subsidiary of Elate Group, Inc.

- Elate Group, Inc. was formed as a Delaware corporation in January 2021.
- Elate Moving LLC was formed as a Delaware limited liability company in March 2013 and became a wholly-owned subsidiary of Elate Group, effective October 2021.

FY2019 to Q3 2022 Statement of Operations (Condensed)

	Three Months Ended Sept. 30, 2022	Year Ended Dec. 31, 2021	Year Ended Dec. 31, 2020	Year Ended Dec. 31, 2019
Revenue, net	$ 1,667,496	$4,979,856	$ 4,878,383	$ 3,097,163
Cost of revenue	(875,355)	(2,325,892)	(1,748,240)	(1,493,314)
Gross Profit	**$ 792,141**	**$ 2,653,964**	**$ 3,130,143**	**$ 1,603,849**
Gross Margin	**47.5%**	**53.3%**	**64.2%**	**51.8%**
Total Operating Expenses	(688,760)	(1,420,129)	(1,551,597)	(1,197,468)
Income from Operations	**$103,381**	**$1,233,835**	**$1,578,546**	**$406,381**
Total Other Income (Expense), net	(12,697)	49,442	10,748	(167)
Income before provision for income taxes	***$90,684***	***$1,283,277***	***$1,589,294***	***$406,214***
Provision for income taxes	39,335	228,268	89,585	20,385
Net Income	**$51,349**	**$1,055,009**	**$1,499,709**	**$ 385,829**

Consolidated Income Statement & Balance Sheet

	For the Three Months Ended September 30, 2022 (unaudited)	For the Three Months Ended September 30, 2021 (unaudited)	For the Nine Months Ended September 30, 2022 (unaudited)	For the Nine Months Ended September 30, 2021 (unaudited)	For the Year Ended December 31, 2021 (restated)	For the Year Ended December 31, 2020 (restated)
Revenue, net	$ 1,667,496	$ 1,604,204	$ 3,934,578	$ 3,908,295	$ 4,979,856	$ 4,878,383
Cost of revenues	875,355	703,772	1,987,822	1,714,759	2,325,892	1,748,240
Gross profit	792,141	900,432	1,946,756	2,193,536	2,653,964	3,130,143
Operating expenses:						
Sales and marketing	138,334	181,133	453,676	445,559	539,265	787,579
General and administrative expenses	550,426	245,915	1,261,783	640,503	880,864	764,018
Total operating expenses	688,760	427,048	1,715,459	1,086,062	1,420,129	1,551,597
Income from operations	103,381	473,384	231,297	1,107,474	1,233,835	1,578,546
Other income (expense):						
Interest expense	(14,229)	-	(43,691)	(16)	(16,931)	(131)
Forgiveness of debt	-	-	-	43,610	43,610	-
Other income (expense), net	1,532	979	6,123	11,415	22,763	10,879
Total other income (expense), net	(12,697)	979	(37,568)	55,009	49,442	10,748
Income before provision for income taxes	90,684	474,363	193,729	1,162,483	1,283,277	1,589,294
Provision for income taxes	39,335	27,997	114,939	69,441	228,268	89,585
Net income	$ 51,349	$ 446,366	$ 78,790	$ 1,093,042	$ 1,055,009	$ 1,499,709
Basic and diluted net income per share of common stock	$ 0.01	$ 0.09	$ 0.02	$ 0.21	$ 0.20	$ 0.29
Weighted-average number of shares of common stock used in computing basic and diluted per share of common stock amounts	5,250,000	5,250,000	5,250,000	5,250,000	5,250,000	5,250,000

Notes:
The accompanying notes found in the Company's S-1 filing are an integral part of these financial statements.
In October 2021, all members of Elate Moving, LLC contributed their equity interests in Elate Moving, LLC to Elate Group, Inc. in exchange for stock of Elate Group, Inc., such that Elate Moving, LLC is a wholly owned subsidiary of Elate Group, Inc.
Members' Equity reported on financial statements will be reported as stockholders' equity on a going forward basis.

	As of September 30, 2022 (unaudited)	As of December 31, 2021 (restated)	As of December 31, 2020 (restated)
Assets:			
Current assets			
Cash and cash equivalents	$ 1,443,892	$ 866,922	$ 376,803
Accounts receivable	136,288	271,585	13,211
Prepaid expenses and other current assets	12,915	45,149	79,802
Total current assets	1,593,095	1,183,656	469,816
Deferred offering costs	464,857	209,895	-
Property and equipment, net	503,362	405,538	526,772
Total assets	$ 2,561,314	$ 1,799,089	$ 996,588
Liabilities and Stockholders' Equity:			
Current liabilities			
Account payable	$ 209,005	$ 91,699	$ 21,635
Accrued liabilities	259,487	207,073	92,782
Notes payable – current portion	66,395	-	-
Notes payable – related parties	970,000	970,000	-
Total current liabilities	1,504,887	1,268,772	114,417
Long term liabilities			
Notes payable, net of current portion	209,355	90,000	133,610
Deferred tax liabilities	103,700	103,700	-
Total liabilities	1,817,942	1,462,472	248,027
Commitments and contingencies			
Stockholders' Equity:			
Class A common stock, $0.0001 par value, 48,000,000 shares authorized; 3,750,000 issued and outstanding at September 30, 2022, December 31, 2021 and 2020	375	375	375
Class B common stock, $0.0001 par value, 2,000,000 shares authorized; 1,500,000 issued and outstanding at September 30, 2022, December 31, 2021 and 2020	150	150	150
Additional paid-in capital	327,965	-	-
Retained earnings	414,882	336,092	748,036
Total stockholders' equity	743,372	336,617	748,561
Total liabilities and stockholders' equity	$ 2,561,314	$ 1,799,089	$ 996,588